EXHIBIT 3.11

CERTIFICATE OF DESIGNATIONS,
RIGHTS AND PREFERENCES OF THE

SERIES B-1 NON-VOTING PARTICIPATING
REDEEMABLE PREFERRED STOCK

of

ALTERRA HEALTHCARE CORPORATION

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

         Alterra Healthcare Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware on December 11, 2001:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Restated Certificate of Incorporation, as amended, the Board of Directors hereby creates a series of Non-Voting Participating Redeemable Preferred Stock (the "Series B-1 Preferred Stock") of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

"Series B-1 Non-Voting Participating Redeemable Preferred Stock

          1.         Designation. The Preferred Stock of Alterra Healthcare Corporation (the "Corporation"), created and authorized for issuance hereby shall be designated as "Series B-1 Non-Voting Participating Redeemable Preferred Stock" (hereinafter "Series B-1 Preferred Stock") which will consist of 300,000 shares of such Series B-1 Preferred Stock, each of which has a stated value of $750 per share as adjusted, from time to time, in accordance with the provisions of Section 8 hereof (the "Stated Value").

          2.         Priority.         The Series B-1 Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up or dissolution, whether voluntary or involuntary, whether now or hereafter issued, rank (i) junior to the Corporation's Series A 9.75% Cumulative Convertible Pay-in-Kind Preferred Stock (the "Series A Preferred Stock"), the Corporation's Series B Non-Voting Participating Preferred Stock (the "Series B Preferred Stock"), and any other series of Preferred Stock established by the Corporation's Board of Directors (the "Board of Directors"), the terms of which shall specifically provide that such series shall rank senior to the Series B-1 Preferred Stock with respect to dividend rights and rights on liquidation, winding up or dissolution (all of such series of Preferred Stock to which the Series B-1 Preferred Stock ranks junior, are at times collectively referred to herein as the "Senior Securities"), and (ii) senior to the Corporation's Common Stock (the "Common Stock"), $.01 par value per share (except that with respect to dividends the Series B-1 Preferred Stock shall rank pari passu with the Common Stock), and the Corporation's Series A Junior Participating Preferred Stock (the "Junior Preferred Stock") (except that with respect to dividends, the Series B-1 Preferred Stock shall rank junior to the Junior Preferred Stock), and, subject to clause (i) of this Section 2, any other equity securities of the Corporation, with respect to dividend rights and rights on liquidation, winding up or dissolution (all of such equity securities of the Corporation to which the Series B-1 Preferred Stock ranks senior, including the Common Stock, are at times collectively referred to herein as the "Junior Securities").

          3.         Dividends

                    (a)         Each Holder of a share of Series B-1 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor under the General Corporation Law of the State of Delaware (the "DGCL"), dividends for each share of Series B-1 Preferred Stock in an amount equal the amount of all cash dividends, all non-cash dividends and all other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock by reclassification or otherwise, each of which are addressed in Section 8 hereof) declared and paid on the Common Stock, as if the shares of Series B-1 Preferred Stock had been converted immediately prior to the record date for payment of such dividends or distributions at the conversion rate set forth in Section 5 hereof. Dividends on shares of Series B-1 Preferred Stock shall be payable in cash or in such other property, securities or assets (other than shares of Common Stock) as may be declared and paid by the Corporation as a dividend to the holders of the Corporation's issued and outstanding shares of Common Stock. Dividends shall be paid to the holders of record of shares of Series B-1 Preferred Stock at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such record date shall not be more than 60 days nor less than 10 days prior to the respective dividend payment date.

                    (b)         All dividends paid with respect to shares of Series B-1 Preferred Stock pursuant to Section 3(a) hereof shall be paid pro rata to the holders entitled thereto.

                    (c)         If at any time the Corporation shall have failed to pay all dividends which have accrued on any outstanding shares of Senior Securities at the times such dividends are payable, unless otherwise provided in the terms of such Senior Securities, no cash or stock dividend (except in shares of Series B-1 Preferred Stock) shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on shares of Series B-1 Preferred Stock unless prior to or concurrently with such declaration, payment or setting apart for payment, all accrued and unpaid dividends on all outstanding shares of such Senior Securities shall have been declared, paid or set apart for payment, without interest.

          4.         Liquidation Preference.

                    (a)         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B-1 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the greater of (i) the Stated Value and (ii) the Common Stock Liquidation Amount (as defined below) for each share of Series B-1 Preferred Stock outstanding plus all declared but unpaid dividends thereon to the date fixed for liquidation, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities (the "Liquidation Preference"); provided, however, that the holders of outstanding shares of Series B-1 Preferred Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of Senior Securities shall have been paid in full. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series B-1 Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the full respective preferential amounts that would be payable on such shares of Series B-1 Preferred Stock if all amounts payable thereon were paid in full.

                    (b)         For the purposes of this Section 4, "Common Stock Liquidation Amount" means the amount, if any, that each outstanding share of Series B-1 Preferred Stock would be entitled to receive following the payment by the Corporation of any liquidation preferences with respect to the Senior Securities, out of assets legally available for distribution as contemplated by the relevant provisions of the DGCL and applicable law, assuming that the holders of shares of Series B-1 Preferred Stock were entitled to participate with the holders of the Series B Preferred Stock and the Common Stock in all other assets of the Corporation (with each share of Series B-1 Preferred Stock entitled to participate on the same basis as one thousand (1,000) shares of Common Stock).

                    (c)         For the purposes of this Section 4, (i) the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation (unless and until such sale, conveyance, exchange or transfer is followed by the dissolution of the Corporation pursuant to the DGCL) or (ii) the consolidation or merger of the Corporation with one or more other companies or entities shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

          5.         Conversion by the Corporation.

                   (a)         The Corporation may, at its option, on or after May 31, 2003, convert all, but not less than all, of the shares of Series B-1 Preferred Stock then outstanding, upon notice as set forth in Section 5(d) hereof, into shares of Common Stock with each share of Series B-1 Preferred Stock being converted into one thousand (1,000) shares of fully paid non-assessable shares of Common Stock in accordance with and subject to the terms of this Section 5.

                   (b)         Notice of any conversion shall be sent by or on behalf of the Corporation not less than 30 days prior to the date specified for such conversion in such notice (the "Conversion Date"), by first-class mail, postage prepaid, to all holders of record of Series B-1 Preferred Stock at their last addresses as they shall appear on the books of the Corporation (the date such notice is mailed by or on behalf of the Corporation is referred to herein as the "Conversion Notice Date"); provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the conversion of any shares of Series B-1 Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom such notice was defective. In addition to any information required by law, such notice shall state: (i) the place or places where certificates for such shares are to be surrendered; and (ii) that dividends on the shares to be converted will cease to be declared as of and after the Conversion Date.

                   (c)         If notice has been mailed in accordance with Section 5(b) hereof and, provided that on or before the Conversion Date specified in such notice, all shares of Common Stock necessary for such conversion shall have been set aside by the Corporation for the pro rata benefit of the holders of the Series B-1 Preferred Stock so called for conversion, so as to be, and to continue to be available therefor, then, from and after the Conversion Date, dividends on the shares of Series B-1 Preferred Stock so called for conversion shall cease to be declared, and such shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series B-1 Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation shares of Common Stock in connection with the conversion) shall cease.

                   (d)         Upon surrender to the Corporation at the office of the transfer agent or such other place or places, if any, as the Board of Directors may determine and as specified in the Conversion Notice, of certificates duly endorsed to the Corporation or in blank for shares of Series B-1 Preferred Stock called for conversion together with appropriate evidence of the payment of any transfer or similar tax, if required, the Corporation shall issue the number of shares of Common Stock issuable upon conversion thereof as of the time of such surrender and as promptly as practicable thereafter will deliver or cause to be delivered certificates for such shares of Common Stock to the record holder of the shares so surrendered.

                   (e)         No fractional shares of Common Stock shall be issued pursuant to this Section 5 and the aggregate number of shares of Common Stock issued to a holder of Series B-1 Preferred Stock shall be rounded down to the nearest whole number of shares.

                   (f)         The Corporation shall pay all documentary, stamp or similar issue or transfer tax due upon conversion of Series B-1 Preferred Stock.

          6.         Redemption at the Request of the Holder.

                   (a)         Any holder of Series B-1 Preferred Stock may, at its option, on or after May 31, 2003, from time to time, cause the Corporation to redeem all, but not less than all, of the Series B-1 Preferred Stock held by such holder on such date, upon notice as set forth in Section 6(c) hereof at the redemption price set forth in Section 6(b) hereof.

                   (b)         The Redemption Price of each share of the Series B-1 Preferred Stock shall be an amount in cash equal to one thousand (1,000) times the Common Share Value (hereinafter defined) on the Redemption Date (as defined herein) and, at the election of the Corporation, may be paid in cash or may be satisfied in full by issuing to the holder one thousand (1,000) shares of Common Stock for each share of Series B-1 Preferred Stock that is subject to redemption. The Corporation shall take all actions required or permitted under the DGCL to permit such redemption of Series B-1 Preferred Stock.

                   (c)         Notice of any requested redemption pursuant to Section 6(a) hereof shall be sent by or on behalf of the holder of shares of Series B-1 Preferred Stock by first-class mail, postage prepaid, to the Corporation at its address set forth in Section 11 hereof (the date of such mailing being referred to herein as the Redemption Date). Such notice shall state: (i) that such redemption is being requested pursuant the redemption provisions hereof; and (ii) the number of shares of Series B-1 Preferred Stock to be redeemed. Upon receipt by the Corporation of any such notice of requested redemption, the Corporation shall become obligated to redeem as soon as practicable thereafter all shares as to which redemption has been requested.

                   (d)         For purposes of this Certificate of Designations, Rights and Preferences, the following terms have the following meanings:

(i)         "Closing Price" on any Trading Day with respect to the per share price of any shares of Common Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the American Stock Exchange or, if shares of Common Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on NASDAQ, the average of the closing bid and asked prices in the over-the-counter market as furnished by any American Stock Exchange member firm that is selected from time to time by the Corporation for that purpose.

(ii)         "Common Share Value" means the average of the Closing Price of the Common Stock for the five (5) consecutive Trading Days immediately preceding the Redemption Date; provided, however, that in the event that the Closing Price of Common Stock cannot be determined pursuant to subsection (d)(i) hereof, the "Common Share Value" shall mean the fair market value of a share of Common Stock on the Redemption Date as agreed to by the Corporation, on the one hand, and the holders of a majority of the shares of Series B-1 Preferred Stock that are subject to redemption (voting or consenting in writing as a separate class), on the other hand; and provided further, however, that if the Corporation and such holders are unable to so agree within 10 days after the Redemption Date, then the fair market value of a share of Common Stock shall be determined by an independent nationally-recognized investment banking firm mutually acceptable to the Corporation, on the one hand, and the holders of a majority of the shares of Series B-1 Preferred Stock that are subject to redemption (voting or consenting in writing as a separate class), on the other hand, or if the Corporation and such holders are unable to so agree within 5 days, by an independent nationally-recognized investment banking firm selected by the American Arbitration Association.

(iii)         "Trading Day," with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

          7.         Voting Rights. Except as otherwise provided herein or as otherwise required by law, holders of the Series B-1 Preferred Stock shall have no voting rights; provided, however, that, notwithstanding the foregoing, the holders of the Series B-1 Preferred Stock, acting by vote of a majority of the then outstanding Series B-1 Preferred Stock, shall be entitled to approve, voting together as a single class: (i) any amendment or modification, direct or indirect, of the rights or preferences of the Common Stock or the Series B-1 Preferred Stock, whether by amendment of the Certificate of Incorporation, recapitalization, merger or otherwise (including, without limitation, the authorization or the filing of any certificate of designations with respect to any additional class or series of capital stock of the Corporation) and (ii) any merger, amendment of the Certificate of Incorporation, share exchange or other corporate action (including, without limitation, any offer by the Corporation to repurchase shares of Common Stock or any amendment to the Rights Agreement between the Corporation and American Stock Transfer & Trust Corporation dated as of December 10, 1998, as amended or modified from time to time) involving the conversion or exchange of Common Stock or the receipt of cash, securities (whether of the Corporation or any other entity), options, warrants or rights to acquire securities or other property by holders of Common Stock (except to the extent such transaction is subject to the provisions of Section 8 hereof) unless the holders of Series B-1 Preferred Stock are entitled to participate in such transaction on the same terms as the holders of Common Stock (with each share of Series B-1 Preferred Stock entitled to participate on the same basis as one thousand (1,000) shares of Common Stock). Each share of Series B-1 Preferred Stock shall entitle the holder thereof to cast one vote on any matter submitted to a vote of the holders of the Series B-1 Preferred Stock in accordance with the preceding sentence. Notwithstanding anything to the contrary contained herein, any action required or permitted to be taken by the holders of Series B-1 Preferred Stock at any meeting of the holders of Series B-1 Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of 100% of the issued and outstanding shares of Series B-1 Preferred Stock.

          8.         Anti-Dilution Adjustments.

                   (a)         In case the Corporation shall (i) pay or make a dividend or other distribution on the outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of issued and outstanding shares of Series B-1 Preferred Stock (the "Outstanding Number") at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution or subject to such subdivision, combination or reclassification (the "Record Date") shall be adjusted by multiplying such Outstanding Number by a fraction of which the numerator shall be the sum of such number of shares of Common Stock outstanding immediately after the event described in clauses (i), (ii) or (iii) of this Section 8(a) and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the Record Date, such adjustment to the Outstanding Number to become effective immediately after the opening of business on the Record Date. No adjustment to the Outstanding Number need be made for a change in the par value of the Common Stock. Whenever the Outstanding Number is adjusted, the Stated Value of each share of Series B-1 Preferred Stock shall be adjusted proportionately such that the aggregate Stated Value of all issued and outstanding shares of Series B-1 Preferred Stock shall not change as the result of the adjustment of the Outstanding Number.

                   (b)         Whenever the Outstanding Number is adjusted, the Corporation shall promptly mail to the holders of Series B-1 Preferred Stock (i) a notice of adjustment briefly stating the facts requiring the adjustment, the manner of computing such adjustment and any adjustment to the Stated Value; and (ii) a certificate or certificates representing the number of shares of Series B-1 Preferred Stock to which such holder is entitled pursuant to Section 8(a) hereof or, in the case of a reduction in the Outstanding Number, a new certificate or certificates, in exchange for such holder's existing certificate or certificates, representing the number of shares of Series B-1 Preferred Stock to which such holder is entitled following the adjustment provided for in Section 8(a) hereof. No fractional shares of Series B-1 Preferred Stock shall be issued by the Corporation pursuant to this Section 8(b) other than with respect to 1/1,000th of a share or even multiple thereof, so that the number of shares of Series B-1 Preferred Stock to be issued pursuant to this Section 8 to a holder of Series B-1 Preferred Stock shall be rounded down to the nearest 1/1,000th of a share or even multiple thereof, and the Corporation shall make a cash payment to a holder of shares of Series B-1 Preferred Stock receiving a fractional share of Series B-1 Preferred Stock that has been rounded down pursuant to this Section 8(b) in an amount equal to the greater of (i) the portion of the Stated Value represented by such rounding adjustment or (ii) the portion of the Common Stock Liquidation Amount represented by such rounding adjustment determined as of the Record Date of the action necessitating the adjustment; provided, however, that, at the option of the Corporation, the number of shares of Series B-1 Preferred Stock to be issued to each holder of Series B-1 Preferred Stock may be rounded up to the nearest 1/1,000th of a share or even multiple thereof in lieu of making a cash payment with respect to any fractional amount.

                   (c)         In case of any consolidation or merger of the Corporation with any other entity, or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that the holder of each share of Series B-1 Preferred Stock then outstanding shall have the right thereafter to receive, in lieu of Common Stock, in exchange for holder's shares of Series B-1 Preferred Stock, the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of one thousand (1,000) shares of Common Stock; provided, however, that if a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, and if a holder of shares of Series B-1 Preferred Stock so designates in a notice given to the Corporation on or before the date immediately preceding the date of the consummation of such transaction, the holder of such Series B-1 Preferred Stock shall be entitled to receive the highest amount of securities, cash or other property to which a holder of a number of shares of Common Stock equal to one thousand (1,000) times the number of shares of Series B-1 Preferred Stock held by such holder of Series B-1 Preferred Stock would actually have been entitled to receive upon the consummation of such purchase, tender or exchange offer, subject to adjustments (from and after the consummation of such purchase, tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 8. If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series B-1 Preferred Stock the right to elect to receive the securities, cash or other assets a holder of a number of shares of Common Stock equal to one thousand (1,000) times the number of shares of Series B-1 Preferred Stock held by such holder of Series B-1 Preferred Stock would have been entitled to elect to receive on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, the limitations on the period in which such election shall be made and the effect of failing to exercise the election). The Corporation shall not effect any such transaction unless the provisions of this paragraph have been fulfilled. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

                   (d)         Anything herein to the contrary notwithstanding, no adjustment will be made pursuant to Section 8 hereof by reason of the issuance of Common Stock upon the conversion of Series A Preferred Stock or the Corporation's Series A 9.75% Convertible Pay-in-Kind Debentures due 2007 or the Corporation's Series C 9.75% Convertible Pay-in-Kind Debentures due 2007 or by reason of the issuance of shares of Series B Preferred Stock upon the conversion of the Corporation's Series B 9.75% Convertible Pay-in-Kind Debentures due 2007.

          9.         Shares to Be Retired. Any share of Series B-1 Preferred Stock redeemed, repurchased or otherwise acquired by the Corporation shall be retired and cancelled and shall upon cancellation and the filing of an appropriate certificate with the Delaware Secretary of State be restored to the status of authorized but unissued shares of Preferred Stock, subject to reissuance by the Board of Directors as Series B-1 Preferred Stock or shares of preferred stock of one or more other series.

          10.         Record Holders. The Corporation and the Corporation's transfer agent may deem and treat the record holder of any shares of Series B-1 Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Corporation's transfer agent shall be affected by any notice to the contrary.

          11.         Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon, the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed, if to the Corporation, to its offices at 10000 Innovation Drive, Milwaukee, Wisconsin 53005, (Attention: Chief Financial Officer) or to an agent of the Corporation designated as permitted by the Certificate of Incorporation or, if to any holder of Series B-1 Preferred Stock, to such holder at the address of such holder of Series B-1 Preferred Stock as listed in the stock record books of the Corporation (which may include the records of the Corporation's transfer agent); or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

[Signature page to follow.]

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed and acknowledged by its duly authorized officer this 20th day of December, 2001.

Alterra Healthcare Corporation

By: /s/ Mark W. Ohlendorf
Mark W. Ohlendorf, Chief Financial Officer,
Senior Vice President, Secretary and Treasurer